Filed pursuant to Rule 433
September 1, 2006

Relating to
Amendment No. 1 to Pricing Supplement No. 82 dated August 24, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Global Emerging Markets Currency-Linked Capital-Protected Notes
due March 5, 2009
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Pricing Sheet – September 1, 2006

Offering price:	$1,000 per note (100%)
Aggregate principal amount:	$41,458,000 (increased from $40,000,000)
Original issue date (settlement):	September 5, 2006
Maturity date:	March 5, 2009
Pricing date:	August 24, 2006
Coupon:	None
Maturity redemption amount:	$1,000 plus the supplemental redemption amount (if any).
Supplemental redemption amount:	The supplemental redemption amount will equal:
(i) if the basket performance factor is less than, or equal to, zero, $0; or
(ii) if the basket performance factor is greater than zero, the greater of:
(a) $200; and
(b) $1,000 times (x) the basket performance factor times (y) the participation rate.
Basket currencies, initial exchange
rate and weighting:	Currency	Initial exchange rate	Weighting
	Brazilian real	2.1523	25%
	Chinese renminbi	7.9708	25%
	Indian rupee	46.50	25%
	Russian ruble	26.7704	25%

Participation rate:	200%
Denominations:	$1,000 and integral multiples thereof
CUSIP:	61746SCW7
Agent:	Morgan Stanley & Co. Incorporated
Price to public:	Per note: 100% ($1,000 per note)
Total: $41,458,000
Agent’s commissions:	Per note: 1.50% ($15 per note)
Total: $621,870
Proceeds to company:	Per note: 98.50% ($985 per note)
Total: $40,836,130

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Pricing Supplement No. 82, dated August 24, 2006
 Prospectus Supplement Dated January 25, 2006
 Prospectus dated January 25, 2006